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                                                                    EXHIBIT 11.1

                           EDUCATIONAL MEDICAL, INC.

              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE


                                                                       YEAR ENDED   THREE MONTHS
                                                                       MARCH 31,        ENDED
                                                                          1996      June 30, 1996
                                                                       ----------   -------------
Primary and fully diluted:
  Weighted average common stock and common stock equivalents
     outstanding during the period...................................   1,815,042    $1,815,042
  Convertible preferred stock converted into common stock upon
     consummation of initial public offering(1)......................   1,705,082     1,705,082
  Exercise of common stock purchase warrants upon consummation of
     initial public offering(1)......................................   1,141,601     1,141,601
  Effect of common stock equivalents issued subsequent to August 7,
     1995 computed in accordance with the treasury stock method as
     required by the SEC(2)..........................................     126,538       126,538
                                                                       ----------    ----------
          Total......................................................   4,788,263     4,788,263
                                                                       ==========    ==========
Net income (loss)....................................................  $   79,424    $   65,511
                                                                       ==========    ==========
Pro forma net income (loss) per share of common stock................  $      .02    $      .01
                                                                       ==========    ==========
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(1) Pro forma income (loss) per share reflects preferred stock automatically converted into Common Stock and warrants to be exercised upon consummation of the initial public offering as if such conversion and exercises had occurred at the beginning of fiscal 1995.


(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
     83, Common Stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.